Exhibit 99.3

SUPPLEMENTAL INFORMATION

Recent Developments

Relationship with Chesapeake

In June of 2020, Chesapeake Energy Corporation (“Chesapeake”), our customer in the Powder River Basin and northeast Marcellus, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In December 2020, Chesapeake filed a motion in the United States Bankruptcy Court for the Southern District of Texas for authorization to (i) enter into and assume an amended and restated gas gathering and processing contract with us; and (ii) make payment of all obligations thereunder. Even though Chesapeake is current on all amounts due to us and additional cash flow protection is in place via letters of credit and, although there is no certainty that the Bankruptcy Court will grant the relief sought by Chesapeake therein, we believe these recent filings help mitigate the risk of non-enforcement or non-payment under our agreements with Chesapeake. We continue to closely monitor Chesapeake’s bankruptcy proceeding and our exposure to it. Please read “Risk Factors — Risks Related to Our Business — We are exposed to credit risks of our customers, and any material nonpayment or nonperformance by our key customers could adversely affect our cash flows and results of operations” for more information.

Risks Related to Our Business

Our business depends on hydrocarbon supply and demand fundamentals, which can be adversely affected by numerous factors outside of our control.

Our success depends on the supply and demand for natural gas, natural gas liquids (“NGLs”) and crude oil, which has historically generated the need for new or expanded midstream infrastructure. The degree to which our business is impacted by changes in supply or demand varies. Our business can be negatively impacted by sustained downturns in supply and demand for one or more commodities, including reductions in our ability to renew contracts on favorable terms and to construct new infrastructure. For example, significantly lower commodity prices during the past few years have resulted in an industry-wide reduction in capital expenditures by producers and a slowdown in drilling, completion and supply development efforts. Notwithstanding this market downturn, production volumes of crude oil, natural gas and NGLs have continued to grow (or decline at a slower rate than expected). Similarly, major factors that impact natural gas demand domestically include the effects of the COVID-19 pandemic, the realization of potential liquefied natural gas exports and demand growth within the power generation market. Factors that impact crude oil demand include production cuts and freezes implemented by Organization of the Petroleum Exporting Countries (“OPEC”) members and other large oil producers such as Russia. For example, during the first quarter of 2020, OPEC and Russia failed to agree on a plan to cut production of oil and related commodities. Subsequently, Saudi Arabia announced plans to increase production and reduce the prices at which they sell oil. While OPEC, Russia, the United States and other oil and gas producing countries subsequently agreed to collectively decrease production, these events, combined with the outbreak of the COVID-19 pandemic that has reduced economic activity and the related demand for oil, have contributed to a sharp drop in prices for crude oil during 2020. The effect of these events on the price of oil was further exacerbated by a shortage in available storage for hydrocarbons in the United States, which caused the prices for oil to further decrease dramatically in May 2020. While prices for oil have subsequently experienced more stability, we cannot predict what actions OPEC and other oil-producing countries will take in the future. In addition, the supply and demand for natural gas, NGLs and crude oil for our business will depend on many other factors outside of our control, some of which include:

•	changes in general domestic and global economic and political conditions;

•	changes in domestic regulations that could impact the supply or demand for oil and gas;

•	technological advancements that may drive further increases in production and reduction in costs of developing shale plays;

•	competition from imported supplies and alternate fuels;

•	commodity price changes, including the recent decline in crude oil and natural gas prices, that could negatively impact the supply of, or the demand for these products;

•	outbreak of illness, pandemic or any other public health crisis, including the COVID-19 pandemic;

•	the availability of hydrocarbon storage;

•	increased costs to explore for, develop, produce, gather, process or transport commodities;

•	impact of interest rates on economic activity;

•	shareholder activism and activities by non-governmental organizations to limit sources of funding for the energy sector or restrict the exploration, development and production of oil and gas:

•	operational hazards, including terrorism, cyber-attacks or domestic vandalism;

•	adoption of various energy efficiency and conservation measures; and

•	perceptions of customers on the availability and price volatility of our services, particularly customers’ perceptions on the volatility of commodity prices over the longer-term.

If volatility and seasonality in the oil and gas industry increase, because of increased production capacity, reduced demand for energy, or otherwise, the demand for our services and the fees that we will be able to charge for those services may decline. In addition to volatility and seasonality, an extended period of low commodity prices, as the industry is currently experiencing, could adversely impact storage and transportation values for some period of time until market conditions adjust. For example, in response to low commodity prices, some of our customers reduced capital expenditures and curtailed production, which have adversely affected our gathering and processing segment results. With West Texas Intermediate crude oil prices ranging from $66.24 to $46.31 per barrel in 2019 and from $63.27 to negative $36.98 per barrel in 2020, the sustainability of recent and longer-term oil prices cannot be predicted. These commodity price impacts could have a negative impact on our business, financial condition, and results of operations.

The widespread outbreak of an illness, pandemic (like COVID-19) or any other public health crisis may have material adverse effects on our business, financial position, results of operations and/or cash flows.

In December 2019, a novel strain of coronavirus (SARS-Cov-2), which causes COVID-19, was reported to have surfaced in China. The spread of this virus has caused business disruption, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, reduced consumer activity, disrupted travel, and created significant volatility and disruption of financial and commodity markets. The effects of the COVID-19 pandemic have resulted in a significant reduction in global demand for natural gas, NGLs and crude oil and a significant and persistent reduction in the market price of crude oil. As a result, many producers, including some of our customers, have curtailed their current drilling and production activity and reduced or slowed down their plans for future drilling and production activity. In light of these events, there has been a negative impact on certain of our gathering and processing segment’s customers, which impacted our short-term gathering and processing segment results during the second quarter of 2020 and early in the third quarter of 2020. While we have experienced some recovery in our gathering and processing segment volumes primarily in the Bakken during the third and fourth quarters of 2020, there can be no assurance that such volumes will continue to increase or that customers will not shut-in production again due to declines in commodity prices.

The COVID-19 pandemic has also caused federal and local governments to implement measures to quarantine individuals and limit gatherings, which has impacted our workforce and the way we have traditionally conducted our business. In response, we have implemented preventative measures to minimize unnecessary risk of exposure and prevent infection, while supporting our customers’ operations. We have continued to follow modified business practices (including discontinuing non-essential business travel, implementing staggered work-from-home policies for employees who can execute their work remotely in order to reduce office density, and encouraging employees to adhere to local and regional social distancing recommendations) to support efforts to reduce the spread of COVID-19 and to conform to government restrictions and best practices encouraged by governmental and regulatory authorities. We also have promoted heightened awareness and vigilance, hygiene, and implementation of more stringent cleaning protocols across our facilities and operations. We continue to evaluate and adjust these preventative measures, response plans and business practices with the evolving impacts of COVID-19. However, if COVID-19 were to impact a location where we have a high concentration of business and resources, our local workforce could be affected by such an occurrence or outbreak which could also significantly disrupt our operations and decrease our ability to provide gathering, processing, storage and transportation services to our natural gas and crude oil customers.

The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including the demand for oil and natural gas (including the impact that reductions in travel, manufacturing and consumer product demand have had and will have on the demand for commodities), the availability of personnel, equipment and services critical to our ability to operate our assets and the impact of potential governmental restrictions on travel, transportation and operations. There is uncertainty around the extent and duration of the disruption. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts our results will depend on future developments, which are highly uncertain and cannot be predicted. These developments include, but are not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the economy and market conditions, and how quickly and to what extent normal economic and operating conditions can resume. Additionally, the actions taken to contain the COVID-19 pandemic include actions implemented by governmental authorities, such as large-scale travel bans and restrictions, border closures, quarantines, shelter-in-place orders, and business and government shutdowns, all of which affect the demand for oil, natural gas and NGLs. While there was a general easing of some restrictions during the summer and fall of 2020, recent widespread increases in COVID-19 cases may cause the re-implementation of such restrictions. Due to these factors, we expect to see continued volatility in commodity prices for the foreseeable future. These potential impacts, while uncertain, could adversely affect our operating results.

We are exposed to credit risks of our customers, and any material nonpayment or nonperformance by our key customers could adversely affect our cash flows and results of operations.

Many of our customers may experience financial problems that could have a significant effect on their creditworthiness. Severe financial problems encountered by our customers could limit our ability to collect amounts owed to us, or to enforce performance of obligations under contractual arrangements. In addition, many of our customers finance their activities through cash flows from operations, the incurrence of debt or the issuance of equity. The combination of the reduction of cash flows resulting from declines in commodity prices (such as experienced during 2020), a reduction in borrowing bases under a reserve-based credit facility and the lack of availability of debt or equity financing may result in a significant reduction of customers’ liquidity and limit their ability to make payments or perform on their obligations to us. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us. For example, in June 2020, Chesapeake, our major customer in the Powder River Basin, announced that they filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Although Chesapeake is current on all amounts due to us and additional cash flow protection is in place via letters of credit, we are closely monitoring our exposure to Chesapeake to ensure they continue to promptly pay amounts invoiced to them. Financial problems experienced by our customers could result in the impairment of our assets, reduction of our operating cash flows and may also reduce or curtail their future use of our products and services, which could reduce our revenues.